CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (646-937-6903)

FOR IMMEDIATE RELEASE

American Realty Capital Trust Forecasts 13% Earnings Growth, Announces Dividend Increase, and Reports Operating Results through Second Quarter 2012

New York, New York, July 31, 2012 – American Realty Capital Trust, Inc. (NASDAQ: ARCT) (“ARCT” or the “Company”) announced today estimated earnings growth of 13% between 2012 and 2013 based on updated earnings guidance for 2012 and recently initiated 2013 earnings guidance. In addition, the Company announced a dividend increase and its operating results for the three and six months ended June 30, 2012. Operating highlights are provided below. All per share results are reported on a fully diluted basis.

ARCT has published and clarified its earlier earnings guidance for the calendar year ending December 31, 2012, and is providing new guidance for 2013. Based on that guidance, the Company is projecting that full year 2012 AFFO will range between $0.755 and $0.775 per share, which is in line with its previous estimates. ARCT’s newly published preliminary 2013 AFFO is expected to range between $0.840 and $0.870 per share. This AFFO guidance for 2012 to 2013 suggests estimated earnings growth of 13% for the period.

This guidance assumes $300 million of acquisitions in 2013. Both 2012 and 2013 guidance factor in 100% of physical and economic occupancy, with no lease expirations in 2012 or 2013, but assumes no benefit of interest expense reduction that may result from further mortgage debt recapitalization or upward credit ratings adjustments.

Additionally, the Company’s board of directors authorized and the Company declared a 2.14% increase in its current annual dividend. The dividend rate will be increased from $0.700 per share to $0.715 per share per annum.  The new annual dividend rate will be payable monthly commencing September 15, 2012 to stockholders of record on September 8, 2012.

“We could not be more pleased with the Company’s performance these last three months,” said William M. Kahane, Chief Executive Officer of ARCT.  “Since listing our shares on the NASDAQ on March 1, 2012, American Realty Capital Trust has outperformed the broader equities market, reaffirmed its earnings guidance, forecasted earnings growth of 13% based on AFFO estimates for 2012 and 2013, announced a dividend increase, confirmed its acquisition program by placing $64 million under contract of property purchases consistent with its investment strategy, and demonstrated continued improvements in its overall balance sheet metrics.”

“We have solidified our financial position and have embarked on the next phase of our value creation strategy. Our 2013 earnings forecast calls for us to grow AFFO by approximately 13%, strong estimates for a net lease real estate company with a majority of investment grade corporate tenants subject to long term leases. Our board of directors approved an increase in the annual dividend from $0.700 per share to $0.715 per share commencing September 15, 2012, and will review the dividend again following third quarter 2012.  Moreover, we believe the initiatives executed surrounding our balance sheet during the quarter strongly contributed to our improved credit ratings,” Mr. Kahane offered. “For the remainder of the year, we expect to continue to grow the Company’s assets and earnings through acquisition opportunities accretive to the dividend. In this regard, our recently announced $64 million of new acquisitions are at an average cap rate of 8.66%.”

1

“The Company’s strategy is to produce high, durable dividends with growth grounded in a consistent business model, namely corporate net leases. The real estate portfolio remains 100% occupied with no dark stores, leased to a diversified group of over 60 corporate tenants representing 20 industries for an average term of 13 years, with virtually no leases expiring until 2018,” explained Mr. Kahane. “All of our real estate is domestic and our leverage remains modest at approximately 35%. The portfolio generates top line contractual rent growth, while property expenses as well as capital costs are largely borne by the tenants, thus providing our investors a predictable income stream.”

Second Quarter 2012 Operating Highlights (three months ended June 30, 2012 compared to the three months ended June 30, 2011)

•	Funds from operations: $30.7 million, or $0.193 per share, up from $6.2 million, or $0.055 per share.
•	Adjusted funds from operations: $30.4 million, or $0.191 per share, up from $17.2 million, or $0.153 per share.
•	Revenues: $45.6 million, up from $29.0 million.
•	Net operating income: $43.7 million, up from $28.1 million.
•	Net income attributable to stockholders: $4.3 million, or $0.03 per share, up from a loss of $9.5 million, or $0.09 per share.
•	Total dividends paid to stockholders: $27.7 million, or $0.70 per share on an annualized basis, compared to $16.7 million, or $0.70 per share on an annualized basis.

Mid-Year 2012 Operating Highlights (six months ended June 30, 2012 compared to the six months ended June 30, 2011)

•	Funds from operations: $61.6 million, or $0.382 per share, up from $11.4 million, or $0.125 per share.
•	Adjusted funds from operations: $61.5 million, or $0.381 per share up from $29.3 million or $0.316 per share.
•	Revenues: $91.3 million, up from $49.8 million.
•	Net operating income: $86.6 million, up from $48.7 million.
•	Net income attributable to stockholders: $9.9 million, or $0.06 per share, based on adjusted first quarter net income, or $23.8 million loss, or $0.14 per share, as reported, compared to a net loss of $14.0 million, or $0.16 per share.
•	Total dividends paid to stockholders: $61.4 million, or $0.70 per share on an annualized basis, compared to $27.8 million, or $0.70 per share on an annualized basis.

Second Quarter 2012 Property Portfolio Highlights

•	Portfolio occupancy: 100% physical and economic occupancy (no lease expirations in 2012 or 2013).
•	Investment grade tenancy: 74.6% (based on average annual rents), up from 71.1% at March 31, 2012.
•	Announced $64 million of new acquisitions: announced agreements to acquire $64 million of properties with an average capitalization rate of 8.66%, consistent with our net lease investment strategy, which would increase geographic diversification by one state and two new tenants.
•	Acquisitions: completed acquisitions/expansions for a total purchase price of $12.9 million (as of June 30, 2012).

Second Quarter 2012 Capital Markets Activity

•	Completed self-tender: funded the modified “Dutch Auction” tender offer of 20.95 million shares of common stock on April 4, 2012, for cost of $220 million, reducing total shares outstanding to approximately 158.5 million shares.
•	Prepaid mortgage debt: funded prepayment of $161.2 million of secured mortgage debt on April 17, 2012, resulting in a net annual reduction in interest expense of $4.3 million.
•	Secured permanent term loan: secured $235 million permanent term loan led by Wells Fargo Securities, LLC on July 2, 2012, replacing $200 million interim term loan funded on April 16, 2012 by Wells Fargo Bank, N.A.
•	Increased revolving line of credit: increased revolving line of credit led by RBS Citizens Bank, N.A., from $220 million to $330 million on May 4, 2012.
•	Upgraded by two major national credit rating agencies: upgraded from ‘Ba3’ to ‘Ba2’ with a “stable” outlook by one major national rating agency on April 5, 2012, and upgraded to a ‘BB’ with a “stable” outlook on June 8, 2012 by another major rating agency as a result of the strengthening of our balance sheet.
•	Incorporated into various indices: Company’s common stock was included for the first time in over ten different market indices, broadening ARCT’s institutional stockholder base.

2

Financial Results

Funds from operations and adjusted funds from operations

Funds from operations (FFO) for the three months ended June 30, 2012, totaled $30.7 million, or $0.193 per share, compared to FFO as adjusted for the sequential three month period ended March 31, 2012 of $30.9 million, or $0.189 per share, and $6.2 million, or $0.055 per share, for the three months ended June 30, 2011.

Adjusted fund from operations (AFFO) for the three months ended June 30, 2012, totaled $30.4 million, or $0.191 per share compared to AFFO as adjusted for the sequential three month period ended March 31, 2012 of $31.9 million, or $0.190 per share, and $17.2 million, or $0.153 per share, for the three months ended June 30, 2011.

For the six months ended June 30, 2012, and using adjusted first quarter FFO, FFO totaled $61.6 million, or $0.382 per share, compared to $11.4 million, or $0.125 per share, for the six months ended June 30, 2011.

AFFO for the six months ended June 30, 2012, similarly calculated, totaled $61.5 million, or $0.381 per share, compared to $29.3 million, or $0.316 per share, for the six months ended June 30, 2011.

2012 and 2013 earnings guidance

In March, ARCT provided annualized FFO and AFFO guidance for the 12 month period commencing April 1, 2012, in the range of $0.79 to $0.82 per share. The estimates assumed: (i) purchase of $220 million of common shares at the tender offer price of $10.50; (ii) recapitalization of approximately $161.3 million of fixed rate mortgage indebtedness; and, (iii) $100 million of acquisitions funded with available working capital and capacity under the existing revolving credit facility.

ARCT has clarified its guidance to provide data for the calendar year ending December 31, 2012 and is providing new guidance for 2013. The Company is projecting, based on adjusted first and second quarter FFO per share of $0.189 and $0.193, respectively, and adjusted first and second quarter AFFO per share of $0.190 and $0.191, respectively, that full year 2012 FFO and AFFO will range between $0.755 and $0.775 per share, which is in line with its previous estimates.

We are also publishing preliminary 2013 FFO and AFFO guidance. FFO is expected to range between $0.822 and $0.852 per share and AFFO is expected to range between $0.840 and $0.870 per share. This guidance assumes $300 million of acquisitions in 2013.

Both 2012 and 2013 guidance factor in100% physical and economic occupancy, with no lease expirations in 2012 or 2013, but assume no benefit of interest expense reduction that may result from further mortgage debt recapitalization or upward credit ratings adjustments.

Revenues

Total revenues were $45.6 million for the three months ended June 30, 2012, compared to revenues for the sequential three month period ended March 31, 2012 of $45.6 million, and increased 57% from $29.0 million for the three months ended June 30, 2011. Rental income increased 57% to $44.1 million for the three months ended June 30, 2012, compared to $28.1 million for the three months ended June 30, 2011.

Total revenues increased 83% to $91.3 million for the six months ended June 30, 2012, compared to $49.8 million for the six months ended June 30, 2011. Rental income increased 81% to $88.2 million for the six months ended June 30, 2012, compared to $48.8 million for the six months ended June 30, 2011. Increases in revenues were driven by the acquisition of approximately $500 million of net leased properties subsequent to June 30, 2011.

Net operating income

Net operating income (NOI) increased to $43.7 million for the three months ended June 30, 2012, compared to NOI for the sequential three month period ended March 31, 2012 of $42.9 million and NOI of $28.1 million for the three months ended June 30, 2011. NOI increased 78% to $86.6 million for the six months ended June 30, 2012, compared to $48.7 million for the six months ended June 30, 2011. Increases in NOI were due to the acquisition of approximately $500 million of net leased properties subsequent to June 30, 2011.

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Net income (loss) to stockholders

Net income attributable to stockholders totaled $4.3 million, or $0.03 per share, for the three months ended June 30, 2012. Net income includes the effect of the recognition of $0.4 million of expenses related to our NASDAQ listing and termination of our advisory agreement with our former advisor and $0.3 million of expenses related to the early extinguishment of debt.

For the six months ended June 30, 2012, net income attributable to stockholders totaled $9.9 million, or $0.06 per share, based on adjusted first quarter net income, which excludes charges for the NASDAQ listing and internalization. As reported, net loss attributable to stockholders for the six months ended June 30, 2012 was $23.8 million, or $0.14 per share.

Dividend Increase

The Company paid $27.7 million for the three months ended June 30, 2012, equal to three $0.05833 per share monthly dividends or, $0.70 per annum. For the six months ended June 30, 2012, dividends totaled $61.4 million, equal to six $0.05833 per share monthly dividends. On July 30, 2012, the Company’s board of directors authorized an increase in its annual dividend from $0.70 per share to $0.715 per share, or $0.05958 per month. This equates to a 2.14% annual increase from the current dividend and will be payable commencing on September 15, 2012 to stockholders of record on September 8, 2012. The Company’s board of directors plans to review its dividend policy on a quarterly basis, including a review of current and projected earnings, and increase dividends to the Company’s stockholders when warranted.

Real Estate Portfolio Grows, Strengthens and Diversifies

Property Portfolio

As of June 30, 2012, the Company owned 486 freestanding, single-tenant, net leased properties, totaling 15.6 million square feet, located in 43 states plus Puerto Rico. This compares to 368 properties totaling 11.0 million square feet as of June 30, 2011. ARCT’s portfolio is comprised of 62 corporate tenants, operating in 20 distinct industries. The weighted average remaining primary lease term of the portfolio is 13.0 years. The portfolio has de minimis lease expirations in the next five years, and 75% of annualized rental income is from tenants with an investment grade rating from a major credit rating agency.

During the six months ended June 30, 2012, ARCT acquired three Tractor Supply retail properties, a Family Dollar retail property and an expansion space to a previously acquired FedEx distribution facility, all 100% occupied, for a total purchase price of $12.9 million at an average capitalization rate of 8.55%. Gross leasable area for these buildings total 82,154 square feet.

On July 12, 2012, ARCT announced that it had entered into agreements to acquire approximately $64 million of new properties, which include the Family Dollar and FedEx described above. These purchases are from multiple sellers, and include a Shaw’s grocery store, seven Ruby Tuesday restaurants, 16 Family Dollar stores, five Dollar General stores, a Walgreens pharmacy, a FedEx distribution facility expansion, and a Fresenius distribution facility expansion. The portfolio has an average remaining lease term of approximately 12 years and is priced at an average cap rate of 8.66%. The acquisitions will add two new tenants to the ARCT property portfolio, bringing the Company’s total number of discrete corporate tenants to 64, while maintaining our currently high investment grade tenancy, and increasing the geographic presence to 44 states. The acquisitions are in line with the Company’s strategy to achieve a diversified portfolio with a 60% concentration in the retail sector.

Rents Grow

During the three months ended June 30, 2012, cash rents on the 318 “same store” properties held for the full period in both 2011 and 2012 increased 1.5% to $24.7 million, compared to $24.3 million for the three months ended June 30, 2011. The Company, since its inception, has had no lease turnover, “dark stores” or lease renegotiations.

Investment grade tenancy increased

On April 30, 2012, the corporate credit rating of tenant Dollar General Corp. was upgraded by a major national credit rating agency from ‘BB+’ to investment grade ‘BBB-’ with a “stable” outlook. Following this upgrade and recent acquisitions, ARCT’s investment grade tenancy increased to 74.6% from 71.1%. Approximately 92.0% of the company’s tenants are rated by a major national credit rating agency. (Percentages are based on average annual rents.)

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Capital Market Activities Improve Financial Position

Tender offer completed

On April 4, 2012, ARCT completed its tender offer and purchased 20.95 million shares of its common stock at a purchase price of $10.50 per share for an aggregate cost of $220.0 million, excluding fees and expenses. The source of funds was $218.9 million from the RBS facility. This transaction reduced total outstanding shares of common stock from 179.4 million to 158.5 million.

Permanent term loan secured

On July 2, 2012, ARCT secured a $235 million 5-year term loan led by Wells Fargo Securities, LLC, which replaced a $200 million interim term loan previously funded by Wells Fargo Bank, N.A. The facility bears interest at the rate of LIBOR plus 195 to 275 basis points depending on the Company’s leverage ratio. The net proceeds from the term loan were used to repay outstanding balances on the Company’s $330 million revolving line of credit and for general working capital purposes. The effective interest rate on the term loan was 2.62% at June 30, 2012. The weighted average interest rate on the $912.7 million of outstanding debt at June 30, 2012 was 4.01%.

Revolving line of credit increased

The Company increased its revolving line of credit on its RBS facility from $220 million to $330 million on May 4, 2012. The RBS facility matures on August 17, 2014 and has an accordion feature up to $500.0 million. The RBS Facility bears interest at the rate of (i) LIBOR with respect to Eurodollar rate loans plus a margin of 205 to 285 basis points, depending on our leverage ratio; or (ii) the greater of the federal funds rate plus 1.0% and the interest rate publicly announced by RBS Citizens as its ‘‘prime rate’’ or “base rate’’ at such time with respect to base rate loans plus a margin of 125 to 175 basis points depending on our leverage ratio. As of June 30, 2012, $201.1 million was outstanding on the RBS Facility, and the effective interest rate was 2.32%.

Two credit rating agency upgrades

The Company was upgraded from a ‘Ba3’ to a ‘Ba2’ credit rating with a “stable” outlook by Moody’s on April 5, 2012. Additionally, on June 8, 2012, ARCT was upgraded by another national credit rating agency by two notches to a ‘BB’ with a “stable” outlook. The Company believes that these upgrades reflect its strong asset base and the reduction of ARCT’s effective leverage and secured debt levels, all of which were accomplished while maintaining a strong fixed charge coverage.

Included in multiple indices

ARCT was added to various indices in the month of June. The Company’s inclusion into the Russell Global Index and the Russell 2000® Index became effective after the close of market trading on June 22, 2012. Its inclusion in both the FTSENAREIT and S&P Indices became effective after the close of market trading on June 18, 2012. These indices included the FTSE NAREIT Composite Index, the FTSE NAREIT Equity REIT Index, the FTSE/EPRA Global Real Estate Index, the S&P Total Market Index, both the S&P Developed and Global BMI (Broad Market Index) and other smaller custom S&P indices, thus broadening ARCT’s institutional stockholder base.

Second Quarter 2012 Conference Call Details

ARCT will be hosting its second quarter 2012 conference call and webcast on Wednesday, August 1, 2012 at 11:00 a.m. ET. William M. Kahane, Chief Executive Officer, and Brian D. Jones, Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details*
Domestic Dial-In Number: 1-877-883-0383
International Dial-In Number: 1-412-902-6506
Canada Dial-In: 1-877-885-0477
Conference ID: 9905547
Webcast: : www.arctreit.com/q2earningscall
*Participants should dial in 10-15 minutes early.

5

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$328,448	$325,458
Buildings, fixtures and improvements	1,537,166	1,528,962
Acquired intangible lease assets	273,504	271,751
Total real estate investments, at cost	2,139,118	2,126,171
Less: accumulated depreciation and amortization	(153,576)	(101,576)
Total real estate investments, net	1,985,542	2,024,595
Cash and cash equivalents	12,383	33,329
Investment securities, at fair value	19,207	17,275
Restricted cash	2,731	2,728
Investment in unconsolidated joint venture	—	11,201
Prepaid expenses and other assets	23,020	27,564
Deferred costs, net	13,183	13,883
Total assets	$2,056,066	$2,130,575
LIABILITIES AND EQUITY
Revolving credit facility	$201,138	$10,000
Note payable	200,000	—
Mortgage notes payable	511,543	673,978
Mortgage discount and premium, net	815	679
Below-market lease liabilities, net	7,998	8,150
Derivatives, at fair value	162	8,602
Accounts payable and accrued expenses	11,966	11,706
Deferred rent and other liabilities	6,849	6,619
Dividends payable	—	10,637
Total liabilities	940,471	730,371

Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 240,000,000 shares authorized, 158,576,630 and 177,963,413 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,586	1,780
Additional paid-in capital	1,338,382	1,548,009
Accumulated other comprehensive income (loss)	1,429	(5,053)
Accumulated deficit	(241,159)	(166,265)
Total stockholders’ equity	1,100,238	1,378,471
Non-controlling interests	15,357	21,733
Total equity	1,115,595	1,400,204
Total liabilities and equity	$2,056,066	$2,130,575

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AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Rental income	$44,110	$28,054	$88,190	$48,772
Operating expense reimbursements	1,538	922	3,072	1,061
Total revenues	45,648	28,976	91,262	49,833

Operating expenses:
Acquisition and transaction related	58	10,691	699	17,823
Property operating	1,993	911	4,691	1,124
Fees to affiliate	—	950	4,143	1,550
General and administrative	3,030	562	5,014	732
Equity-based compensation	650	370	1,157	725
Depreciation and amortization	26,154	15,244	52,212	25,187
Listing and internalization	391	—	17,660	—
Total operating expenses	32,276	28,728	85,576	47,141
Operating income	13,372	248	5,686	2,692

Other income (expenses):
Interest expense	(10,078)	(8,769)	(19,935)	(15,515)
Extinguishment of debt	(276)	(720)	(6,902)	(720)
Equity in income of unconsolidated joint venture	14	25	36	49
Other income (loss), net	1,452	—	1,716	(102)
Gain (loss) on derivative instruments	(9)	6	(4,055)	148
Loss on disposition of property	—	—	—	(44)
Total other expenses, net	(8,897)	(9,458)	(29,140)	(16,184)
Net income (loss)	4,475	(9,210)	(23,454)	(13,492)
Net income attributable to non-controlling interests	(203)	(307)	(347)	(545)
Net income (loss) attributable to stockholders	4,272	(9,517)	(23,801)	(14,037)

Other comprehensive income (loss) items:
Designated derivatives, fair value adjustment	30	(728)	4,551	(26)
Unrealized gain on investment securities, net	663	—	1,931	—
Total other comprehensive income (loss)	693	(728)	6,482	(26)
Comprehensive income (loss)	$4,965	$(10,245)	$(17,319)	$(14,063)

Basic and diluted net income (loss) per share attributable to stockholders	$0.03	$(0.09)	$(0.14)	$(0.16)

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The below table reflects the items deducted or added to net income (loss) in our calculation of FFO and AFFO for the three and six months ended June 30, 2012 and 2011 (in thousands). Items are presented net of non-controlling interest portions where applicable.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012(1)	2011
Net income (loss) attributable to stockholders (in accordance with GAAP)	$4,272	$(9,517)	$9,873	$(14,037)
Non-cash mark-to-market adjustments	9	(6)	(465)	(148)
Expenses related to the listing and internalization	391	—	391	—
Expenses related to the extinguishment of debt	276	720	276	720
Depreciation and amortization	25,788	15,007	51,566	24,718
Loss on disposition of property	—	—	—	44
Other non-cash losses	—	—	—	102
FFO	30,736	6,204	61,641	11,399
Acquisition and transaction related	58	10,688	699	17,820
Amortization of below-market lease liabilities	(76)	(76)	(152)	(152)
Amortization of deferred financing costs	942	1,520	1,890	2,148
Straight-line rent	(1,881)	(1,483)	(3,842)	(2,624)
Equity-based compensation	650	370	1,290	725
AFFO	$30,429	$17,223	$61,526	$29,316

(1)	As adjusted, see reconciliation below for the three months ended March 31, 2012. Adjustments related to the Listing and Internalization as well as to normalize periodic expenses based on the Company’s anticipated expense structure subsequent to the Internalization.

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Reconciliation of Net Income, Funds from Operations and Adjusted Funds from Operations

	Jan and Feb 2012	Mar 2012	Three Months Ended March 31, 2012	Adjustments (1)	Adjusted Three Months Ended March 31, 2012	Three Months Ended June 30, 2012	Adjusted Six Months Ended June 30, 2012
Revenues:
Rental income	$29,386	$14,694	$44,080		$44,080	$44,110	$88,190
Operating expense reimbursement	1,023	511	1,534		1,534	1,538	3,072
Total revenues	30,409	15,205	45,614		45,614	45,648	91,262

Operating expenses:
Acquisition and transaction related	261	380	641	(641)	-	58	58
Property operating	1,793	896	2,689		2,689	1,993	4,682
Fees to affiliate	4,152	-	4,152	(4,152)	-	-	-
General and administrative	902	1,082	1,984	(599)	1,385	3,030	4,415
Equity based compensation	251	256	507	133	640	650	1,290
Depreciation and amortization	17,344	8,714	26,058		26,058	26,154	52,212
Listing and internalization	-	17,269	17,269	(17,269)	-	391	391
Total operating expenses	24,703	28,597	53,300		30,772	32,276	63,048
Operating income (loss)	5,706	(13,392)	(7,686)		14,842	13,372	28,214

Other income (expense):
Interest expense	(6,440)	(3,417)	(9,857)		(9,857)	(10,078)	(19,935)
Extinguishment of debt	-	(6,626)	(6,626)	6,626	-	(276)	(276)
Equity in income from unconsolidated joint venture	14	8	22		22	14	36
Other income, net	176	88	264		264	1,452	1,716
Unrealized losses on derivative instruments	-	(4,046)	(4,046)	4,520	474	(9)	465
Total other expense, net	(6,250)	(13,993)	(20,243)		(9,097)	(8,897)	(17,994)

Net loss	(544)	(27,385)	(27,929)		5,745	4,475	10,220
Net income attributable to noncontrolling interests	(96)	(48)	(144)		(144)	(203)	(347)
Net income (loss) attributable to stockholders	(640)	(27,433)	(28,073)		5,601	4,272	9,873
Net income (loss) per share (2)					$0.034	$0.027	$0.061

Funds from operations:
Add: Non-cash mark-to-market adjustments	-	4,046	4,046		(474)	9	(465)
Add: Listing and internalization expenses	-	17,269	17,269		-	391	391
Add: Debt extinguishment expenses	-	6,626	6,626		-	276	276
Add: Depreciation and amortization	17,113	8,665	25,778		25,778	25,788	51,566
Funds from operations	16,473	9,173	25,646		30,905	30,736	61,641
Funds from operations per share (2)					$0.189	$0.193	$0.382

Adjusted funds from operations:
Add: Acquisition expenses	641	-	641		641	58	699
Less: Amortization of below-market leases	(51)	(25)	(76)		(76)	(76)	(152)
Add: Amortization of deferred financing costs	558	390	948		948	942	1,890
Less: Straight-line rent	(1,316)	(645)	(1,961)		(1,961)	(1,881)	(3,842)
Add: Equity based compensation	251	256	507		640	650	1,290
Adjusted funds from operations	$16,556	$9,149	$25,705		$31,097	$30,429	$61,526
Adjusted funds from operations per share (2)					$0.190	$0.191	$0.381
(1)	Adjustments made for items related to the Listing and Internalization as well as to normalize periodic expenses.
(2)	Based on 163,712,513 shares for the adjusted Q1 2012 calculation representing the estimated weighted average shares for the quarter beginning April 1, 2012 including the effect of the issuer Tender Offer.

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Supplemental Information

Supplemental information on the Company’s second quarter 2012 operations can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on Tuesday, July 31, 2012. The report is titled Quarterly Supplemental Information: Second Quarter 2012. Information in this report includes, in addition to other data: 1) Consolidated Balance Sheet and Income Statement Details; 2) Funds from Operations and Adjusted Funds from Operations details; 3) Dividend Summary; 4) Debt Summary and Mortgage Notes Payable; and 5) Portfolio Details.

Funds from Operations and Adjusted Funds from Operations Definitions

ARCT considers FFO and AFFO, which is FFO as adjusted to exclude acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. ARCT also adds back to net income which is used in deriving FFO, certain costs associated with our NASDAQ listing, management internalization and mortgage prepayments as these expenses and losses do not properly reflect our operating performance. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, the Company believes that AFFO, by excluding acquisition-related fees and expenses, amortization of above-market lease assets and liabilities, amortization of deferred financing costs, straight-line rent, non-cash mark-to-market adjustments, amortization of restricted stock, non-cash compensation and non-recurring gains and losses, provides information consistent with management's analysis of the operating performance of the properties. By providing AFFO, ARCT believes it is presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, ARCT believes AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, the Company believes that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

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Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCT’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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